Exhibit 99.1

Radian Group Inc. 1601 Market Street
Philadelphia, Pennsylvania
19103-2337 800 523.1988 215 564.6600	News Release

Contact:

For investors    –    Mona Zeehandelaar – phone: +1 215 231.1674

     email: mona.zeehandelaar@radian.biz

For the media   –    Corporate Communications – phone: +1 215 231.1990

      email: media@radian.biz

Radian Appoints Teresa Bryce as Executive Vice President,

General Counsel

PHILADELPHIA, October 3, 2006 — Radian Group Inc. (NYSE: RDN), a global credit risk management company, today announced the appointment of Teresa Bryce as executive vice president, general counsel and secretary, replacing Howard Yaruss, who is leaving the company. Ms. Bryce will report directly to S.A. Ibrahim, Radian’s chief executive officer.

“Teresa brings a strong and impressive background to Radian. Her significant legal and mortgage industry experience will be a great benefit to the company, and I am pleased to welcome her to the Radian team,” said Mr. Ibrahim.

Ms. Bryce comes to Radian from Nexstar Financial Corporation, where she served as general counsel, senior vice president and secretary. Prior to joining Nexstar, she was general counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company.

Ms. Bryce holds a bachelor’s degree from the University of Virginia and a J.D. from Columbia University. She currently serves on the Board of Directors of the Mortgage Bankers Association and has served on the Consumer Advisory Council of the Federal Reserve and Fannie Mae National Advisory Council. In 2005, she was honored with the Distinguished Service Award from the Mortgage Bankers Association of America. Ms. Bryce

Radian Group Inc. 1601 Market Street
Philadelphia, Pennsylvania
19103-2337 800 523.1988 215 564.6600	News Release

is also a member of the Board of Managers for University of Virginia’s Alumni Association.

About Radian Group Inc.

Radian Group Inc. is a global credit risk management company headquartered in Philadelphia with significant operations in both New York and London. Radian develops innovative financial solutions by applying its core mortgage credit risk expertise and structured finance capabilities to the credit enhancement needs of the capital markets worldwide, primarily through credit insurance products. The company also provides credit enhancement for public finance and other corporate and consumer assets on both a direct and reinsurance basis and holds strategic interests in active credit-based consumer asset businesses. Additional information may be found at http://www.radian.biz.

Photo available upon request

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